Exhibit 16.1

Yu & Associates CPA Corporation
411 E Huntington Drive, Suite 308
Arcadia, CA 91006

December 8, 2008

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:	Sino Clean Energy, Inc.
Commission File No. 000-51753

Dear Sir or Madame:

We have read the statements made by Sino Clean Energy, Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company’s Current Report on Form 8-K dated December 5, 2008, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K.

Yours very truly,

/s/ Yu & Associates CPA Corporation

Yu & Associates CPA Corporation
Arcadia, California